UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2011

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On June 28, 2011, Avista Corporation (Avista Corp.), through a request for proposals issued in February 2011, entered into a 30-year power purchase agreement (PPA) with Palouse Wind, LLC (Palouse Wind), an affiliate of First Wind Energy, LLC.

Under the PPA, Avista Corp. will acquire all of the power produced by a wind project being developed by Palouse Wind in Whitman County, Washington. It is expected that the wind project will have a nameplate capacity of approximately 100 megawatts and produce approximately 40 average megawatts with deliveries beginning in the second half of 2012.

This renewable energy qualifies under Washington State’s Energy Independence Act to meet Avista Corp.’s renewable portfolio standards (RPS) requirements. Avista Corp. plans to meet these RPS requirements until 2016 with a combination of qualified upgrades at its existing hydroelectric generation plants and the purchase of a small amount of renewable energy credits. The power purchased from Palouse Wind will help to meet Avista Corp.’s RPS requirements beginning in 2016, as well as provide a new energy resource to serve Avista Corp.’s system retail load requirements.

Avista Corp. decided to enter this PPA due, in part, to recent market changes reducing the cost of renewable resource projects and tax incentives for the construction of renewable resource projects that remain in effect through 2012. Avista Corp. believes the cost of the PPA will be recovered through retail rates.

Under the PPA, Avista Corp. has the option to purchase the wind project each year following the 10th anniversary of the commercial operation date at a price determined under the contract.

Avista Corp. acquired the development rights for a separate wind generation site near Reardan, Washington in 2008 and continues to study that site in preparation for later development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: June 30, 2011	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer